EXHIBIT 10.56

THE GOLDMAN SACHS GROUP, INC.

[            ] YEAR-END RESTRICTED STOCK AWARD

This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”), governs your award of              year-end Restricted Shares (your “Award”). You should read carefully this entire Award Agreement, which includes the Award Statement and any attached Appendix.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 15. Within 30 days of the Date of Grant, you must make a Section 83(b) Election, which will result in your recognition of taxable income on the Date of Grant equal to the fair market value of the Restricted Shares on the Date of Grant, but will not affect the removal of the Transfer Restrictions.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of Restricted Shares awarded to you and any applicable Transferability Dates. This Award Agreement does not govern the terms and conditions of any Restricted Shares designated on your Award Statement as “Short-Term Restricted Shares,” which, if applicable to you, are addressed in a separate Award Agreement.

4. Definitions. Capitalized terms are defined in the Definitions Appendix, which also includes terms that are defined in the Plan.

VESTING OF YOUR RESTRICTED SHARES

5. Vesting. All of your Restricted Shares are Vested. When a Restricted Share is Vested, it means only that your continued active Employment is not required for that portion of Restricted Shares to become fully transferrable without risk of forfeiture. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including the Transfer Restrictions) continue to apply to Vested Restricted Shares, and you can still forfeit Vested Restricted Shares.

TRANSFER RESTRICTIONS

6. Transfer Restrictions. Restricted Shares will be subject to Transfer Restrictions until the Transferability Date next to such number or percentage of Restricted Shares on your Award Statement. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions will be void. Within 30 Business Days after the Transferability Date listed on your Award Statement (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30 Business-Day-period on which to remove Transfer Restrictions for all or a portion of the Restricted Shares with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.

DIVIDENDS

7. Dividends. You will be entitled to receive on a current basis any regular cash dividend paid in respect of your Restricted Shares.

FORFEITURE OF YOUR AWARD

8. How You May Forfeit Your Award. This Paragraph 8 sets forth the events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. In addition, the Firm reserves the right to (a) suspend release of Transfer Restrictions, (b) deliver any Restricted Shares into an escrow account in accordance with Paragraph 12(f)(v) or (c) apply Transfer Restrictions to any Restricted Shares in connection with any investigation of whether any of the events that result in forfeiture under the Plan or this Paragraph 8 have occurred. Paragraph 10 (relating to certain circumstances under which restrictions on Association With a Covered Enterprise will not apply) and Paragraph 11 (relating to certain circumstances under which release of Transfer Restrictions may be accelerated) provide for exceptions to one or more provisions of this Paragraph 8. The Code Staff Forfeiture and Repayment Appendix supplements this Paragraph 8 and sets forth additional events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm as described in Paragraph 9 and the Appendix.

(a) Restricted Shares Forfeited if You Associate With a Covered Enterprise.

(i) If you Associate With a Covered Enterprise before the earlier of              or a Qualifying Termination After a Change in Control, your rights to all the Restricted Shares granted to you will terminate and those Restricted Shares will be cancelled.

(ii) If you Associate With a Covered Enterprise on or after              but before the earlier of              or a Qualifying Termination After a Change in Control, your rights to two-thirds of the Restricted Shares granted to you will terminate and those Restricted Shares will be cancelled.

(iii) If you Associate With a Covered Enterprise on or after              but before the earlier of              or a Qualifying Termination After a Change in Control, your rights to one-third the Restricted Shares granted to you will terminate and those Restricted Shares will be cancelled.

(b) Restricted Shares Forfeited if You Solicit Clients or Employees, Interfere with Client or Employee Relationships or Participate in the Hiring of Employees or if GS Inc. Experiences Certain Severe Adverse Financial Events. If:

(i) you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Covered Enterprise or (D) on behalf of yourself or any person or Covered Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise;

(ii) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (A) by a Covered Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (B) by any Covered Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;

(iii) GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or

(iv) The Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default,”

then your rights to the following Restricted Shares will terminate and those Restricted Shares will be cancelled:

(X) all of the Restricted Shares granted to you if any of the events in this Paragraph 8(b) occurs before the              Date,

(Y) two-thirds of the Restricted Shares granted to you if any of the events in this Paragraph 8(b) occurs on or after the              Date but before the              Date; and

(Z) one-third of the Restricted Shares granted to you if any of the events in this Paragraph 8(b) occurs on or after the              Date but before the              Date.

(c) Restricted Shares Forfeited upon Certain Events. If any of the following occurs, your rights to all of your Outstanding Restricted Shares will terminate and those Restricted Shares will be cancelled, in each case, as may be further described below:

(i) You Failed to Consider Risk. You Failed to Consider Risk during the Firm’s              fiscal year.

(ii) Your Conduct Constitutes Cause. Any event that constitutes Cause (including, for the avoidance of doubt, “Serious Misconduct” as defined in the Code Staff Forfeiture and Repayment Appendix) has occurred before the Transferability Date.

(iii) You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the Transferability Date, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.

(iv) You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.

(v) You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 15 or Section 3.17 of the Plan.

(vi) You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.

(vii) You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Restricted Shares; provided, however, that your rights will only be terminated in respect of the Restricted Shares that are replaced, substituted for or otherwise considered by such other entity in making its grant.

REPAYMENT OF YOUR AWARD

9. When You May Be Required to Repay Your Award. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:

(a) Any Restricted Shares for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.

(b) Any Restricted Shares for which Transfer Restrictions were previously released if (i) any Restricted Shares with a Transferability Date of              are forfeited in accordance with any of Paragraphs 8(c)(i) through 8(c)(vi) or (ii) are required to be repaid due to the occurrence of any of the events described in Paragraphs 8(c)(i) through 8(c)(vi) .

(c) Any dividends paid in respect of any Restricted Shares that are cancelled or required to be repaid.

(d) Any amount applied to satisfy tax withholding or other obligations with respect to any Restricted Shares or dividend payments that are forfeited or required to be repaid.

EXCEPTIONS TO ASSOCIATION WITH A COVERED ENTERPRISE; TRANSFERABILITY DATES

10. Restrictions on Association With a Covered Enterprise Cease to Apply After an Involuntary or Mutual Agreement Termination (but the Transferability Date Continues to Apply). Paragraph 8(a) (relating to forfeiture if you Associate With a Covered Enterprise) will not apply if (a) the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” and (b) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes. No Employment termination that you initiate, including any purported “constructive termination,” a “termination for good reason” or similar concepts, can be “involuntary” or by “mutual agreement.” All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 8 and 9, continue to apply.

11. Accelerated Release of Transfer Restrictions in the Event of a Qualifying Termination After a Change in Control, Conflicted Employment or Death. In the event of your Qualifying Termination After a Change in Control, Conflicted Employment or death, each as described below, your Outstanding Award will be treated as described in this Paragraph 11, and, except as set forth in Paragraph 11(a), all other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 8 and 9, continue to apply.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, any Transfer Restrictions will cease to apply. In addition, the forfeiture events in Paragraph 8 will not apply to your Award.

(b) You Are Determined to Have Accepted Conflicted Employment.

(i) Generally. If your Employment terminates solely because you resign to accept Conflicted Employment, as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment, any Transfer Restrictions will cease to apply. In addition, if, following your termination of Employment, you notify the Firm and provide the Committee with satisfactory documentation that you are accepting Conflicted Employment, any Transfer Restrictions will cease to apply.

(ii) You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated release of Transfer Restrictions described in Paragraph 11(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).

(c) Death. If you die, any Transfer Restrictions will cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

OTHER TERMS, CONDITIONS AND AGREEMENTS

12. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Removal of the Transfer Restrictions is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan (which includes the Firm deducting or withholding amounts from any payment or distribution to you). In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of shares of Common Stock delivered to you under this Award or (iii)

shares of Common Stock delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s              fiscal year), the Firm, in its sole discretion, may require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of shares of Common Stock delivered to you pursuant to this Award (or any other Outstanding awards granted under the Plan or any predecessor or successor plan thereto).

(b) Firm May Deliver Cash or Other Property Instead of Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the shares of Common Stock, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of shares of Common Stock will include such deliveries of cash, other securities, other awards under the Plan or other property.

(c) Amounts May Be Rounded to Avoid Fractional Shares. Restricted Shares subject to Transfer Restrictions may, in each case, be rounded to avoid fractional shares of Common Stock.

(d) You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party.

(e) Firm May Affix Legends and Place Stop Orders on Restricted Shares. GS Inc. may affix to Certificates representing shares of Common Stock any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended shares of Common Stock.

(f) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in shares of Common Stock and hedging or pledging shares of Common Stock and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.” or any successor policies), and confidential or proprietary information, and you will effect sales of shares of Common Stock in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm);

(iii) You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Restricted Shares, including those related to the sale of shares of Common Stock;

(iv) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Sell Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when you request the sale of shares of Common Stock following the release of Transfer Restrictions;

(v) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of shares of Common Stock (including Restricted Shares) or the payment of cash or other property may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied;

(vi) You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing the Firm with Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold Restricted Shares, from time to time, you may be required to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement as described in Paragraph 8(c)(iv). You understand and agree that (A) your address on file with the Firm at the time any certification is required will be deemed to be your current address, (B) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (C) you are responsible for contacting the Firm to obtain such certification materials if not received and (D) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Firm with updated contact information) will result in the forfeiture of all of your Restricted Shares and subject previously delivered amounts to repayment under Paragraph 8(c)(iv);

(vii) You Authorize the Firm to Register, in Its or Its Designee’s Name, Any Restricted Shares and Sell, Assign or Transfer any Forfeited Restricted Shares. You are granting to the Firm the full power and authority to register any Restricted Shares in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Restricted Shares if forfeited by you. This Award, if held in escrow, will not be delivered to you but will be held by an escrow agent for your benefit. If an escrow agent is used, such escrow agent will also hold the Restricted Shares for the benefit of the Firm for the purpose of perfecting its security interest;

(viii) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee, the SIP Committee or SIP Administrators. In order to appeal a determination by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees, you must submit a written request for the appeal within 180 days after receipt of any such determination. You must exhaust all administrative remedies before seeking to resolve a dispute through arbitration pursuant to Paragraph 15 and Section 3.17 of the Plan; and

(ix) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of Restricted Shares may transfer some or all of their Restricted Shares (which will continue to be subject to Transfer Restrictions until the Transferability Date) through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.

14. Right of Offset. The obligation to pay dividends or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

15. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

16. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

COMMITTEE AUTHORITY, AMENDMENT AND CONSTRUCTION

17. Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 8 and 9 and to remove Transfer Restrictions before the Transferability Date. In addition, the Committee, in its sole discretion, may determine whether Paragraph 10 will apply upon a termination of Employment.

18. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

19. Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

CODE STAFF FORFEITURE AND REPAYMENT APPENDIX

This Code Staff Appendix supplements Paragraph 8 and sets forth additional events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. As with the events described in Paragraph 8, more than one event may apply, in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event and the Firm reserves the right to (a) suspend release of Transfer Restrictions, (b) deliver any Restricted Shares into an escrow account in accordance with Paragraph 12(f)(v) or (c) apply Transfer Restrictions to any Restricted Shares in connection with any investigation of whether any of the events that result in forfeiture under this Code Staff Appendix have occurred.

With respect to the events described in Paragraphs (b) through (e) of this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the “Loss Event” (as defined below) or “Risk Event” (as defined below) and the extent to which:   (1) you participated in the Loss Event or Risk Event, (2) your compensation for the Firm’s              fiscal year may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your “Serious Misconduct” (as defined below) or the Serious Misconduct of a “Supervised Employee” (as defined below) and (3) your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.

(a) You Associate With a Material Covered Enterprise Prior to [            ]. If you “Associate With a Material Covered Enterprise” (as defined below) on or after the date the restrictions on Association With a Covered Enterprise lapse (as described in Paragraph 8(a) of the Award Agreement) and before the earlier of              or a Qualifying Termination After a Change in Control, your rights to all of your Outstanding Restricted Shares will terminate and those Restricted Shares will be cancelled.

(i) “Associate With a Material Covered Enterprise” means that you (A) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any “Material Covered Enterprise” (as defined below) or (B) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Material Covered Enterprise. Associate With a Material Covered Enterprise may include, as determined in the discretion of either the Committee or the SIP Committee, (A) becoming the subject of any publicly available announcement or report of a pending or future association with a Material Covered Enterprise and (B) unpaid associations, including an association in contemplation of future employment. The term “Association With a Material Covered Enterprise” has its correlative meaning.

(ii) The restriction described above on any Association With a Material Covered Enterprise will not apply if (A) the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” and (B) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes.

(iii) “Material Covered Enterprise” means a Covered Enterprise that the Firm determines, in its sole discretion, to be material.

(b) A Loss Event Occurs Prior to the [            ] Date. If a Loss Event occurs prior to the              Date, then your rights to the following Outstanding Restricted Shares will terminate and those Restricted Shares will be cancelled:

(X) for all Loss Events identified before the              Date, up to one-third (1/3) of your Restricted Shares in the aggregate;

(Y) for all Loss Events identified after the              Date but before the              Date, up to one-third (1/3) of your Restricted Shares in the aggregate; and

(Z) for all Loss Events identified after the              Date but before the              Date, up to one-third (1/3) of your Restricted Shares in the aggregate.

(i) A “Loss Event” means (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Investing & Lending segment, or annual negative revenues in the Investing & Lending segment of $5 billion or more, provided in either case that you are employed in a business within such reporting segment.

(c) A Risk Event Occurs Prior to [            ]. If a Risk Event occurs prior to             , (i) your rights in respect of all or a portion of your Restricted Shares will terminate and those Restricted Shares will be cancelled and (ii) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Restricted Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (A) the date the Risk Event occurred and (B) the date that the repayment request is made.

(i) A “Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting Operational Risk Events Policy.

(d) You Engage in Serious Misconduct Prior to [            ]. If you engage in Serious Misconduct during the period beginning on the applicable Transferability Date through             , you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Restricted Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made.

(i) “Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law.

(e) A Supervised Employee Engages in Serious Misconduct. If the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during the Firm’s              fiscal year by a Supervised Employee, your rights in respect of all or a portion of your Restricted Shares will terminate and those Restricted Shares will be cancelled.

(i) “Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.

Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute arising out of or relating to the payment required by Paragraphs (c) and (d) of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 15 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the payment amount).

SHAREHOLDERS’ AGREEMENT APPENDIX

Treatment of              Year-End Restricted Shares under the Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”). Certain capitalized terms used in this Appendix are used with the meaning assigned to them in the Shareholders’ Agreement, as noted below.

•	With respect to all Restricted Shares that are awarded under the Year-End Award, an event triggering the recalculation of the Covered Person’s Covered Shares (as each term is defined in the Shareholders’ Agreement) shall be deemed to occur with respect to one-third of such Restricted Shares on each of the Date, the Date, and the Date (each such date being referred to as a “Trigger Date”).

•	As of each such Trigger Date, such Covered Person’s Covered Shares shall be increased by:

•	the gross number of Restricted Shares for such Trigger Date (determined before any deductions, including any deductions for withholding taxes, fees or commissions), minus

•	such gross number multiplied by the Specified Tax Rate (as defined in the Shareholders’ Agreement) that would apply if the Covered Person had received, on or around the Trigger Date, a delivery of RSU Shares underlying RSUs instead of receiving a grant of Restricted Shares.

•	Until a Trigger Date, the Covered Person shall not be deemed to be the Sole Beneficial Owner (as defined in the Shareholders’ Agreement) of the Restricted Shares relating to such Trigger Date (and therefore until such Trigger Date such Shares shall not be counted toward the satisfaction of the Transfer Restrictions (as defined in the Shareholders’ Agreement)).

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Associate With a Covered Enterprise” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise or (ii) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise. Associate With a Covered Enterprise may include, as determined in the discretion of either the Committee or the SIP Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association with a Covered Enterprise and (ii) unpaid associations, including an association in contemplation of future employment. “Association With a Covered Enterprise” will have its correlative meaning.

(c) “Covered Enterprise” means an existing or planned business enterprise that competes with the Firm (which, for this purpose means offering products or services that are the same as or similar to those offered by the Firm (“Firm Products or Services”)), or reasonably may be expected to do so. The enterprises covered by this definition include enterprises that offer Firm Products or Services directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by, or being under common ownership with an enterprise that offers Firm Products or Services). An enterprise will be treated as providing Firm Products or Services if, solely by way of example, it provides products or services associated with investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you or your family members), private banking, commercial banking, merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading. A Competitive Enterprise is a Covered Enterprise. An enterprise that offers, or may reasonably be expected to offer, Firm Products or Services is a Covered Enterprise irrespective of whether the enterprise is a customer, client or counterparty of the Firm, and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.

(d) “Failed to Consider Risk” means that you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system.

(e) “[            ] Date” means the first trading day in a Window Period in              (or if there is no trading day in a Window Period that occurs in              on or before             , another date in              that is selected by the Committee or the SIP Committee) and includes the 30 Business Days after such date.

(f) “Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.

(g) “Section 83(b) Election” means an election filed with the Internal Revenue Service, electing under Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares on the Date of Grant.

(h) “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraphs 8(b)(i) and (ii) was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked or (iii) an Advisory Director, a Managing Director or a Senior Advisor of the Firm.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.

(a) “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

(b) “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

(c) “Award Statement” means a written statement that reflects certain Award terms.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(e) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(f) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS

Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(g) “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

(h) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(i) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(j) “Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity, (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

(k) “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-

regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

(l) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(m) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(n) “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

(o) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(p) “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

(q) “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

(r) “Firm” means GS Inc. and its subsidiaries and affiliates.

(s) “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

(t) “Grantee” means a person who receives an Award.

(u) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

(v) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(w) “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified in the Plan and in the Award Agreement or other Applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

(x) “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).

(y) “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

(z) “RSU Shares” means shares of Common Stock that underlie an RSU.

(aa) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(bb) “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

(cc) “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

(dd) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(ee) “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

(ff) “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

(gg) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

(hh) “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.

(ii) “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).